Exhibit 99.1
157 Broad Street • Suite 109 • Red Bank, NJ 07701 • www.PeopleString.com

FOR IMMEDIATE RELEASE

PeopleString Corporate Update

RED BANK, N. J., April 6, 2011: -- On March 31, 2011 PeopleString Corporation (OTCBB: PLPE) filed its annual report announcing that revenues for the year ended December 31, 2010, were $2,652,418, a 258% increase over revenues of $741,888 earned in the year ended December 31, 2009.  The increase in revenues was primarily due to a 680% increase in advertising and affiliate revenues on top of a 200% increase in services.  Net earnings for the year ended December 31, 2010, were $52,644, as compared to a net loss of $338,014 for the year ended December 31, 2009. The $390,658 increase in net earnings was primarily attributable to gross margin expansion from 37% to 46% and increased revenues.  Cash Flow for the year ended December 31, 2010, provided by operating activities and investing activities were $59,004, as compared to a use of $128,626 for the year ended December 31, 2009. The $187,630 increase in operating and investing cash flows was primarily attributable to increased net earnings. Working capital increased 21% to $300,595 on current asset growth of 37% to $613,236.

The company plans to officially release its Beta version of the PeopleDeals Social Marketing platform on April 26, 2011. Currently PeopleDeals is in private beta and upon release it will allow local and national advertisers to launch real-time social media marketing campaigns within minutes. PeopleDeals will also allow consumers to easily find money saving local, regional and national offers. The PeopleDeals platform will feature the company’s patent pending social coupon technology that will be unveiled concurrently with the PeopleDeals Platform. The pre-registration price of $350 for lifetime use of the PeopleDeals platform will end on April 15, 2011 and will move to the $649 annual fee.

Additionally, the company has recently engaged Ricochet Public Relations to launch a national public relations awareness campaign for the PeopleDeals platform. The campaign will focus on the unique consumer savings benefits and on the uniqueness of the social marketing technology for local and national advertisers.

“We believe that the PeopleDeals social marketing platform combined with our new patent pending social coupon technology will significantly differentiate us from Groupon, Social Living and all the other ‘me too’ follow on social buying companies. We believe that our new technology will be a real game changer as to how local and national marketer use social media,” stated Darin Myman, President and CEO.

Forward-Looking Statements
Statements about the future expectations of PeopleString Corporation, and all other statements in this press release other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995.  PeopleString Corporation intends that such forward-looking statements shall be subject to the safe harbors created thereby.  Since these statements involve certain risks and uncertainties and are subject to change at any time, PeopleString Corporation’s actual results could differ materially from expected results.
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